NEWS RELEASE
FOR IMMEDIATE RELEASE
ULTRA PETROLEUM OPERATING CASH FLOW INCREASES 15% IN
FIRST QUARTER 2007 AND 2007 PRODUCTION GUIDANCE RAISED
HOUSTON, Texas — May 1, 2007 — Ultra Petroleum Corp. (AMEX: UPL) today reported earnings for the first quarter 2007. Highlights include:
•	Operating cash flow(1) for first quarter 2007 of $133.4 million, up 15% from first quarter 2006

•	Production increases to a record 28.5 Bcfe for first quarter 2007, up 42% over first quarter 2006

•	Earnings were $0.42 per diluted share during the first three months, essentially unchanged from the same period in 2006
Earnings for the first quarter ended March 31, 2007 were $0.42 per diluted share, or $66.6 million, essentially flat compared to $0.41 per diluted share or $67.5 million for the same period in 2006. Operating cash flow(1) for the first quarter 2007 increased 15% to $133.4 million, compared to $116.1 million for the same period in 2006.
Ultra Petroleum’s production for the first quarter 2007 increased 42% to 28.5 billion cubic feet equivalent (Bcfe) compared to 20.1 Bcfe in the first quarter 2006. This is the largest quarterly production level ever achieved by Ultra. Production for the first three months of 2007 is comprised of 24.8 billion cubic feet (Bcf) of domestic natural gas, 193.5 thousand barrels (Mbls) of domestic condensate, and 417.6 Mbls of crude oil from China. In the first quarter of 2007, realized domestic natural gas prices were $5.93 per thousand cubic feet (Mcf) a decrease of 17% from $7.13 per Mcf in first quarter 2006. Realized domestic condensate prices were $48.02 per barrel (bbl) down 23% as compared to $62.50 per bbl in the first quarter 2006. China crude oil prices realized during the first quarter were $46.98 per bbl, down 14%, as compared to $54.56 per bbl in the first quarter of 2006.
“We achieved record production, all organic, mitigating the impact of substantially lower natural gas and crude oil prices. Our margins continued to provide industry leading returns with a 38% net income margin and a return on capital of 32%. Clearly, our cost advantage positions Ultra to continue its sector leadership in growth and economic returns,” stated Michael D. Watford, Chairman President and Chief Executive Officer.

Ultra Petroleum Corp.	Page 1 of 7
First Quarter 2007 Results

Operational Highlights
During the first quarter of 2007, Ultra’s drilling results in Pinedale continued to expand the understanding of the size of the resource potential of this legacy field. On the east side of the Warbonnet area, five new wells were brought on production each averaging 11.2 million cubic feet of gas per day (Mmcfg/d). The initial production rates exceeded the 2006 year-end pre-drill estimates by approximately 25%. In an adjacent area north of the main Warbonnet producing area, seven additional new wells commenced production with average rates of 8.9 Mmcfg/d, nearly double the pre-drill expectations. Ultra plans to continue delineation drilling in the under drilled portions of both the core and along the edges of the Pinedale Field for the balance of 2007. This work will lead to an increase in the Original Gas in Place (OGIP) estimate for the field and more importantly to the estimate of recovered gas net to Ultra.
Also in the first quarter, the company made significant progress in improving drilling efficiencies in Wyoming. Starting the year with a largely upgraded operated drilling fleet and with no drilling rigs on winter demonstration pads, operated wells brought on production during the quarter totaled 22 gross (14.88 net) compared to 6 gross (3.94 net) last year, a 278% increase on a net well basis. The average first quarter drilling days (spud to total depth) decreased 37% from 67 days in 2006 to 42 days with several wells drilled in less than 30 days. As a result, well costs are trending lower. Overall including non-operated wells, 31 gross (18.1 net) new wells commenced production in the first quarter of 2007, as compared to 7 gross (4.38) net wells for the same period in 2006.
“Our 2006 year-end proved and near-proved reserves totaled approximately 10 trillion cubic feet of natural gas net to Ultra from our legacy Pinedale/Jonah interests. Already in the first quarter of 2007, we are seeing evidence in our drilling results that suggest much more is to come. And we are quickly moving from an environment of attempting to control escalating drilling costs to one of significant decreases paired with improving rig productivity,” stated Watford.
Subsequent to Quarter-End
The public comment period for the Draft Supplemental Environmental Impact Statement (SEIS) for the Pinedale Anticline closed April 6, 2007. It is anticipated that the BLM will issue the Record of Decision (ROD) during the third quarter of 2007. When the ROD is issued, Ultra would gain access to additional acreage on a year round basis commencing in the 2007-2008 winter drilling season. After an initial transition period, this additional access would allow for accelerated development of the field and a significant increase in the annual number of wells drilled while simultaneously committing to decreasing emissions and implementing measures to mitigate impact on wildlife.
On April 19, 2007, FERC approved the Rockies Express Pipeline (REX). REX will move natural gas from the Rockies to the Midwest and eventually the Northeast and will significantly increase the take-away capacity for natural gas in the Rockies. It is expected to be operational during the first quarter of 2008. This will provide an approximate 27% increase in natural gas take-away capacity from the Rockies. The increased capacity to the Midwest and eventually Northeast, will have a positive impact on Wyoming natural gas prices.

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First Quarter 2007 Results

The company entered into a new unsecured revolving credit facility on April 30, 2007, which matures in five years. The new agreement provides an initial loan commitment of $500 million and may be increased to a maximum aggregate $750 million at the company’s request. On April 30, 2007, the company had $210.0 million in outstanding borrowings and $290.0 million in available borrowing capacity under the facility.
Production Guidance
Ultra revised its annual natural gas and crude oil production guidance for 2007 to 114 Bcfe from its previous annual production guidance of 110.0 Bcfe. The revised annual production guidance is a 24% increase from 2006 annual production of 91.6 Bcfe. Ultra is also providing preliminary guidance for 2008 and 2009 of 135 Bcfe and 160 Bcfe, respectfully.
Share Repurchase
On May 17, 2006, the company announced that its Board of Directors authorized a share repurchase program for up to an aggregate $1 billion of the company’s outstanding common stock which has been and will be funded by cash on hand and the company’s senior credit facility. Pursuant to this authorization, the company has commenced an initial program to purchase up to $250.0 million of the company’s outstanding shares through open market transactions or privately negotiated transactions. On April 30, 2007, the Board of Directors approved an additional $250.0 million for share repurchases under the initial aggregate $1 billion authorization. To date, the total share repurchase authorization is $500.0 million.
During the three months ended March 31, 2007, Ultra purchased and retired 149,900 of its common shares for an aggregate $7.9 million at a weighted average price of $52.66 per share. Since the program’s inception in May 2006 to the end of the first quarter 2007, the company has purchased and retired a total of 4.1 million shares for an aggregate $205.4 million at a weighted average price of $49.87 per share. Total shares outstanding as of March 31, 2007 for Ultra Petroleum were 151,886,494.
Hedging
At this time, Ultra Petroleum has the following fixed price physical delivery contracts in place on behalf of its interest and those of other parties. All fixed price contracts are at the Opal, Wyoming hub.

Contract Period	Volumes mmbtu/Day	Average Price per Mcf/mmbtu
April 2007 — October 2007	40,000	$6.73 Mcf/$6.20 mmbtu
January 2008 — December 2008	100,000	$7.41 Mcf/$6.83 mmbtu

Ultra Petroleum Corp.	Page 3 of 7
First Quarter 2007 Results

Ultra Petroleum Corp.
Consolidated Statement of Operations
(unaudited)
All amounts expressed in US$000’s except volumes and per unit data

	For the Quarter Ended
	31-Mar-07	31-Mar-06
Volumes
Condensate (Bbls) — Domestic	193,507	128,411
Crude oil (Bbls) — China	417,585	466,145
Natural Gas (Mcf) — Domestic	24,819,436	16,531,259

MCFE	28,485,988	20,098,595

Revenues
Condensate sales — Domestic	$9,292	$8,025
Crude oil sales — China	19,617	25,432
Natural Gas sales — Domestic	147,284	117,793

Total Revenues	176,193	151,250

Expenses
Production Costs — Domestic	4,677	2,409
Production Costs — China	2,627	2,787
Severance/Production Taxes — Domestic	17,513	14,625
Severance/Production Taxes — China	1,610	1,272
Gathering Fees	6,494	3,750

Total Lease Operating Costs	32,921	24,843

DD&A — Domestic	29,629	15,257
DD&A — China	5,396	3,383
General and administrative	1,998	4,202
Stock compensation	1,270	1

Total Expenses	71,214	47,685

Interest and other income	327	573
Interest and debt expense	2,700	172

Net income before income taxes	102,606	103,966

Income tax provision — current	5,510	6,535
Income tax provision — deferred	30,505	29,957

Net Income	$66,591	$67,474

Operating Cash Flow (see non-GAAP reconciliation)	$133,391	$116,072

Ultra Petroleum Corp.	Page 4 of 7
First Quarter 2007 Results

Weighted Average Shares — Basic	151,928	155,221
Weighted Average Shares — Diluted	159,112	163,204

Earnings per Share — Basic	$0.44	$0.43
Earnings per Share — Diluted	$0.42	$0.41

Realized Prices
Condensate (Bbls) — Domestic	$48.02	$62.50
Crude Oil (Bbls) — China	$46.98	$54.56
Natural Gas (Mcf) — Domestic	$5.93	$7.13

Costs Per MCFE — Corporate
Lease Operating Costs	$1.16	$1.24
DD&A	$1.23	$0.93
General and administrative — total	$0.11	$0.21
Interest and debt expense	$0.09	$0.01

	$2.59	$2.38

Segment Costs Per MCFE
United States
Production Costs	$0.18	$0.14
Severance/Production Taxes	$0.67	$0.85
Gathering Fees	$0.25	$0.22
DD&A	$1.14	$0.88

	$2.24	$2.08

China
Production Costs	$1.05	$1.00
Severance/Production Taxes	$0.64	$0.45
DD&A	$2.15	$1.21

	$3.84	$2.66

Note: Amounts may not total due to rounding.

Margins
Pre-tax income	58%	69%
Net Income	38%	45%

Operating segment margins
United States	82%	83%
China	78%	84%

Ultra Petroleum Corp.	Page 5 of 7
First Quarter 2007 Results

Ultra Petroleum Corp.
Reconciliation of Cash Flow from Operations Before Changes in Non-Cash Items and Working Capital
(unaudited)
All amounts expressed in US$000’s
(1) Operating cash flow is defined as net cash provided by operating activities before changes in non-cash items and working capital. Management believes that the non-GAAP measure of operating cash flow is useful as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company also has included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP.
The following table reconciles cash flow from operations before changes in non-cash items and working capital with net cash provided by operating activities as derived from the company’s financial information.

	For the Quarter Ended
	31-Mar-07	31-Mar-06
Net cash provided by operating activities	$150,826	$131,781
Excess tax benefit from stock based compensation	$3,007	$3,024
Accounts payable and accrued liabilities	$(25,821)	$269
Prepaid expenses and other current assets	$(2,906)	$(7)
Accounts receivable	$12,281	$(8,900)
Inventory	$(363)	$(711)
Restricted cash	$558	$1
Other long-term obligations	$(5,466)	$(6,415)
Taxation payable	$1,275	$(2,970)
Cash flow from operations before changes in non-cash items and working capital	$133,391	$116,072
These statements are unaudited and subject to adjustment.

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First Quarter 2007 Results

Conference Call Webcast Scheduled for May 2, 2007
Ultra Petroleum’s first quarter 2007 conference call will be available via live audio webcast at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) on Wednesday, May 2, 2007. To listen to this webcast, log on to www.ultrapetroleum.com. The webcast will be archived on Ultra Petroleum’s website through August 1, 2007.
About Ultra Petroleum
Ultra Petroleum is an independent, exploration and production company focused on developing its long-life natural gas reserves in the Green River Basin of Wyoming, and oil reserves in Bohai Bay, offshore China. Ultra Petroleum is listed on the American Stock Exchange under the symbol “UPL” with 151,886,494 shares outstanding as at March 31, 2007.
This release can be found at http://www.ultrapetroleum.com
This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections or other statements, other than statements of historical fact, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company’s businesses are set forth in our filings with the SEC, particularly in the section entitled “Risk Factors” included in our Annual Report on Form 10-K for our most recent fiscal year and from time to time in other filings made by us with the SEC. These risks and uncertainties include increased competition, the timing and extent of changes in prices for oil and gas, particularly in Wyoming, risks inherent in operations in China, the timing and extent of the Company’s success in discovering, developing, producing and estimating reserves, the effects of weather and government regulation, availability of oil field personnel, services, drilling rigs and other equipment, and other factors listed in the reports filed by the Company with the SEC. Full details regarding the selected financial information provided above will be available in the Company’s Report on Form 10-Q for the quarter ended March 31, 2007.
For further information contact:
Kelly L. Whitley
Manager Investor Relations
Phone: 281-876-0120 Extension 302
Email: info@ultrapetroleum.com
Website: www.ultrapetroleum.com

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First Quarter 2007 Results